Exhibit 10.9

STOCK OPTION AGREEMENT
(Employment Inducement Grant)

This NON-STATUTORY STOCK OPTION AGREEMENT, dated as of January 20, 2012 (this “Agreement”), is between NETLIST, INC., a Delaware corporation (the “Company”), and Gerard Yeh (the “Optionee”).

R E C I T A L S

A.                Optionee has not previously been an officer, director or employee of the Company, and this Option (as defined below) is granted to Optionee to attract and retain Optionee to serve the Company in the capacity of Vice President of Engineering and Research and Development.

B.            This Agreement, and the grant of an Option to the Optionee pursuant to the terms and conditions hereof, have been approved by the Board of Directors of the Company (the “Board”).

C.                 This Option is designated as a non-qualified stock option, and does not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

A G R E E M E N T

In consideration of the foregoing recitals and of the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

1.             Grant of Option.  The Company hereby grants to the Optionee, as an inducement to accept employment with the Company, an option (the “Option”) to purchase from the Company all or any number of an aggregate of 150,000 shares (the “Option Shares”), of the Company’s common stock, $.001 par value per share, at a price of $2.98 per share, on the terms and subject to the conditions of this Agreement.  This grant is not made pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), attached as Exhibit A.  However, except as otherwise expressly provided herein, this grant is subject to the rules, terms and conditions of the Plan as if it were a grant made pursuant to and under the Plan, and all such rules, terms and conditions are hereby incorporated herein by reference as if set forth herein in their entirety.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.  The Option is granted as of January 20, 2012 (the “Grant Date”).

2.             Character of Option.  The Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.             Duration of Option.  Unless subject to earlier expiration or termination pursuant to the terms of the Plan, the Option shall expire on the ten year anniversary of the Grant Date.

4.             Exercisability of Option.  The Option may be exercised, at any time and from time to time until its expiration or termination, for any or all of those Option Shares in respect of which the Option shall have become exercisable, in accordance with the provisions set forth below in this Section 4, on or at any time prior to the date of any such exercise.  Subject to the provisions of the Plan (including, without limitation, the provisions of Section 7.1(e) of the Plan), one-fourth of the Option shall become exercisable on January 20, 2013, with the remainder to vest thereafter in twelve equal quarterly installments such that on January 20, 2016, the Option shall be vested as to all of the Shares and fully exercisable, provided, however, that in the event that Optionee’s services with the Company is terminated by the Company as a result of Optionee’s death or disability, an additional 25% of the total number of Shares (or such fewer number as then remain unvested) shall Accelerate and vest on the date of such termination.  In addition, if the Company has a change of control and if after Optionee has been continuously employed for one year and within six months of a change of control and the optionee is:

1) terminated without cause

2) assigned to a position that is not a substantive functional equivalent without cause, or

3) Optionee’s base salary and /or target bonus (of 100% of base salary amount) is significantly decreased without cause, or

4) Optionee’s work location (currently San Jose and Irvine) are moved to locations that increase the regular commute distance by an unreasonable time and distance without cause,

then vesting of options will be accelerated by an additional 50% of the total number of stock options (or such fewer number as then remain unvested).  These installments shall be cumulative, such that Optionee may exercise the Option as to any or all of the Shares covered by any installment at any time or times after such installment vests and prior to termination of the Option.  The foregoing notwithstanding, except to the extent the Option vests upon the termination of Optionee’s services with the Company as provided above, the Option shall cease vesting upon the termination of Optionee’s services with the Company for any reason.  Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Section 4, the exercisability of the Option may, as provided in Section 7.1(d) of the Plan, at any time be Accelerated in the discretion of the Committee.

5.             Transfer of Option.  Other than as expressly permitted by the provisions of Section 6.4 of the Plan, the Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee.

6.             Incorporation of Plan Terms.  The Option is granted subject to all of the applicable terms and provisions of the Plan, which terms and provisions are incorporated herein by reference pursuant to Section 1 of this Agreement, including, but not limited to, the limitations on the Company’s obligation to deliver Option Shares upon exercise set forth in Section 9.2 (Violation of Law), Section 9.3 (Corporate Restrictions on Rights in Stock), Section 9.4 (Investment Representations) and Section 9.7 (Tax Withholding).

7.             Miscellaneous.  This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Delaware and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

IN WITNESS WHEREOF, the parties have executed this Non-Statutory Stock Option Agreement as a sealed instrument as of the date first above written.

NETLIST, INC.		OPTIONEE

By:	/s/ Gail Sasaki	/s/ Gerard Yeh
	Name: Gail Sasaki	Gerard Yeh
Title: Secretary

Optionee’s Address: